EXHIBIT d.9
                                 FIRST AMENDMENT
                            TO SUBADVISORY AGREEMENT



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                                 FIRST AMENDMENT
                            TO SUBADVISORY AGREEMENT

       THIS AMENDMENT effective as of the 1st day of January, 2005 amends that certain Subadvisory Agreement effective as of January 1, 2005 (the "Agreement") by and between Phoenix Series Fund, a Delaware statutory trust (the "Trust") and Engemann Asset Management, a California corporation (the "Adviser").

       NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties do hereby agree to amend the Agreement as follows:

1.     Section 13 of the Agreement is amended and restated as follows:

       13. Effective Date; Term. This Agreement shall become effective on the date set forth on the first page of this Agreement, and shall continue in effect until December 31, 2005. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

2. Schedule C to the Agreement is hereby deleted in its entirety and Schedule C attached hereto is substituted in its place.

3. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.



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                                          PHOENIX SERIES FUND

                                          By: /s/ Francis G. Waltman
                                              -------------------------------
                                          Name:   Francis G. Waltman
                                          Title:  Senior Vice President



                                          PHOENIX INVESTMENT COUNSEL, INC.


                                          By: /s/ John H. Beers
                                              -------------------------------
                                          Name:   John H. Beers
                                          Title:  Vice President and Clerk



AGREED AND ACCEPTED BY SUBADVISER

ENGEMANN ASSET MANAGEMENT


By: /s/ Malcolm Axon
    ----------------------------------
Name:    Malcolm Axon
Title:   Chief Financial Officer


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                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

       (a) For services provided to the Series, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.

       The fee to be paid to the Subadviser is to be 50% of the gross investment management fee multiplied by the percentage of equity assets held in the Phoenix Balanced Fund.